Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion in this Form S-1 of New World Motorsports, Inc. for the year ended December 31, 2010 of our report dated March 9, 2011, relating to the financial statements for the two years ended December 312, 2010 listed in the accompanying index.

/s/ Madsen & Associates CPA’s Inc.

Madsen & Associates CPA’s, Inc.

April 20, 2011

II-1